[GRAPHIC OMITTED]
Qwest                                                                       NEWS
  Spirit of Service


             QWEST COMMUNICATIONS REPORTS THIRD QUARTER 2002 RESULTS


o    Second Consecutive Quarter of Positive Free Cash Flow

o Liquidity Concerns Addressed With Amended/New Credit Facilities and Pending Sale of QwestDex

o Expects 2002 Revenue of Approximately $17.1 Billion and Adjusted EBITDA of Approximately $5.4 Billion

o Net Loss of ($214) Million or ($0.13) Per Share, Compared to a Loss of ($142) Million or ($0.09) Per Share in the Third Quarter of 2001



Investors: Please see "Note to Investors" below for definitions and explanations of certain matters.


DENVER, October 30, 2002 -- Qwest Communications International Inc. (NYSE: Q) today announced its financial results for the third quarter of 2002. On a reported basis, the company reported a net loss of ($214) million or ($0.13) per share, compared to a net loss of ($142) million or ($0.09) per share in the third quarter of 2001. The loss reflects after-tax non-operating items of $44 million, or $0.02 per share, due to adjustments of restructuring reserves, losses associated with the sale of certain assets and an adjustment to the company's deferred tax provision.

"Qwest took significant steps to strengthen the company's balance sheet and address liquidity concerns during the third quarter," said Richard C. Notebaert, Qwest chairman and CEO. "We are positioning the company to grow profitably in the future and are pleased with the momentum we have generated to date."

As a result of the company's reduced capital investment and continued management of working capital, free cash flow (defined as cash flow from operations less capital expenditures) totaled $53 million for the third quarter of 2002.

Reported revenue for the quarter decreased 13.2 percent to $3.80 billion from $4.37 billion in the same period last year. Both periods reflect the classification of the company's QwestDex publishing business as a discontinued operation. Normalized revenue declined approximately 12.3 percent to $4.18 billion, as compared to $4.77 billion in the third quarter of 2001. Excluding $133 million in revenues from optical capacity asset sales from the third quarter of 2001 that are subject to restatement, normalized revenue declined approximately 9.8 percent. Normalized revenues declined owing to, among other things, continued competitive pressures in local and long-distance voice services, industry and economic factors, and reductions in data and IP services primarily due to the company's efforts to eliminate less profitable businesses.

"We are creating an efficient and disciplined company and will capitalize on opportunities as market conditions improve," said Oren G. Shaffer Qwest vice chairman and CFO. "We continue to de-emphasize low-margin businesses and are driving costs out of our core operations."

Operating expenses declined $41 million, or 1.4 percent, over last year. Sequentially, operating expenses declined $99 million, or 3.2 percent, in the quarter. The reductions reflect the company's ongoing efforts to streamline operations while focusing on long-term annuity-based relationships with its customers.

For the quarter, adjusted EBITDA (adjusted earnings before interest, taxes, depreciation and amortization) was $1.22 billion compared with $1.77 billion in the third quarter of 2001. Increases to regulatory and bad debt reserves reduced adjusted EBITDA by approximately $115 million.

The company has now completed its analysis of policies and practices related to revenue recognition for optical capacity asset sales (IRUs) for the years 2001 and 2000 and concluded that the policies and practices do not support the original accounting treatment. As previously announced, the company will restate prior period financials for the IRUs and certain other incorrectly recorded transactions. The company is consulting with its current external auditors, KPMG LLP, on the scope of the restatement and what adjustments would be required. Until such time as these efforts have been concluded, the company cannot indicate the extent to which the results for 2000-2002 will be impacted.

Until the restatement is completed and KPMG has completed the re-audit of the relevant periods, the company anticipates it will not be in a position to file its Quarterly Report on Form 10-Q. The company expects to file a Form 8-K that includes more detailed financial disclosure about the third quarter, material trends related to its results of operations and its current liquidity and capital resources, in November 2002. This additional information will not be a substitute for the disclosure required in the Form 10-Q; however, until the company can file the Form 10-Q, it will provide as much relevant material financial information as it can that is of the type included in a Form 10-Q.


BUSINESS SERVICES
Normalized business services revenues for the quarter totaled $1.49 billion, a decline of 5.8 percent versus the same period last year. Lower local voice revenues and lower data and IP services revenue, which were primarily due to the company's de-emphasis of low-margin businesses, were offset by growth in long-distance voice and certain IP and data services.

Qwest continues to expand its share of enterprise business and government customers, and during the quarter signed agreements to provide services to the U.S. Department of the Treasury, General Services Administration, Alaska Airlines, the Nebraska Distance-Learning Consortium, and the State of New Mexico.

CONSUMER SERVICES
Normalized consumer services revenues totaled $1.39 billion, representing a decrease of 9.2 percent, or $141 million, compared with the third quarter of 2001. Contributing to the decline were reduced access lines, wireless revenues and the company's continued efforts to de-emphasize less profitable products and improve cash flow of the company's out-of-region long-distance business.

As of September 30, 2002, approximately 32 percent of Qwest in-region consumer customers subscribed to a package (multiple calling features sold along with local voice service at a discounted price) and more than four percent to a bundle (multiple Qwest products bundled together on one bill, including local voice service, DSL, wireless, and/or additional lines). This represents an increase of nine percent for package penetration and 83 percent for bundle penetration over the same period last year.

WHOLESALE SERVICES
Normalized wholesale services revenues totaled $905 million for the quarter. Excluding $133 million in optical capacity asset revenues subject to restatement from the same period last year, normalized revenues declined approximately 20 percent. The decline is mainly attributable to reduced volumes, mandated rate reductions for switched access services, and general economic and industry conditions. The company is increasing pricing on certain products to improve profitability.

DIRECTORY SERVICES
Directory services revenue decreased approximately one-half of one percent, or $2 million, primarily due to the extension of the life of five directories in 2001 from 12 months to 13 months. The incremental revenue from the directory life extensions in 2001 was $13 million. Net of the directory life extensions, directory services revenue increased by $12 million, or 3.3 percent, primarily due to higher advertising rates in 2002. These results continue to reflect the point of publication method of accounting, which Qwest has used since 1999. As previously announced, Qwest's restated financial statements will reflect directory services results based on the deferral and amortization method of accounting. All books published in the third quarter of 2002 had 12-month service lives. As a result of the pending sale of the QwestDex business, directory services results are reported as a discontinued operation.

GUIDANCE
The company reaffirmed its financial guidance for 2002 and indicated it expects results to be at the low end of the range provided in the update given on August 8, 2002, before the company entered into agreements to sell its QwestDex business. The low end of that guidance, which included results from the QwestDex business, was for revenue of approximately $17.1 billion and adjusted EBITDA of approximately $5.4 billion. The company expects a normalized loss of ($0.47) to ($0.49) per share and capital investment of between $3.0 - $3.1 billion. Finally, the company believes it will generate free cash flow for the year of between $100 and $200 million.

IMPAIRMENT CHARGES
As previously announced, the company ceased amortization of its goodwill beginning on January 1, 2002, in conjunction with the adoption of Statement of Financial Accounting Standards ("SFAS") No. 142, which will reduce annual amortization expense by approximately $900 million. Further, Qwest expects to record a transitional goodwill impairment charge of approximately $24 billion for its adoption of SFAS No. 142, effective January 1, 2002. Additionally, as required by SFAS No. 142, the company will continue to monitor factors such as the business conditions in the telecommunications industry and the company's market capitalization during 2002. Those factors, among others, will require the company to perform another goodwill impairment test in 2002.

In addition, the company has determined that certain network and intangible assets are impaired and approximately $10.8 billion in additional charges are required. This network impairment includes fair market adjustments for the company's domestic and international network as well as its wireless and hosting platforms. The company expects to record an approximate $8.1 billion impairment charge for these assets and an approximate $2.7 billion reduction in the carrying value of intangible assets related to customer lists and product technology associated with the company's interexchange carrier business. Write-downs for these assets will be reflected in the company's Form 10-Q for the second quarter of 2002, the period in which the impairment occurred. The company expects the impact of these write-downs to decrease annual depreciation expense by an additional approximately $1.4 billion.

BALANCE SHEET AND LIQUIDITY
Several initiatives were completed in the quarter to strengthen the company's balance sheet and improve its liquidity position. On August 20, 2002, the company announced it had reached a definitive agreement to sell its QwestDex publishing business to a new entity formed by the private equity firms of The Carlyle Group and Welsh, Carson, Anderson & Stowe for $7.05 billion. On September 4, 2002, the company announced it had successfully amended its syndicated credit facility, extending the term and relaxing certain financial covenants. In addition, the company's QwestDex subsidiary obtained a $750 million term loan due in 2004.




RE-ENTERING IN-REGION LONG-DISTANCE SERVICE
In June and July, Qwest filed two applications with the Federal Communications Commission (FCC) to re-enter the long-distance markets in Colorado, Idaho, Iowa, Montana, Nebraska, North Dakota, Utah, Washington and Wyoming. On September 10, 2002, Qwest withdrew those applications because of concerns relating to historical accounting issues. On September 30, 2002, Qwest refiled an application with the FCC for all nine states. The new application addresses the accounting concerns by creating a new long-distance subsidiary - Qwest Long

Distance Corporation (QLDC) - that does not have the historical financial accounting issues that caused the withdrawal of the prior application. Additionally, the application incorporates the full record of Qwest's previous long-distance applications that the FCC examined in detail over the course of the summer, and that utility commissions in the nine states and the United States Department of Justice (DOJ) had recommended that the FCC approve. On October 22, 2002, the DOJ conditionally recommended that the FCC approve Qwest's application to re-enter the long-distance business in the nine states. The FCC must act on Qwest's application within 90 days of its filing. Utility commissions in Oregon and New Mexico also have completed proceedings and indicated their support for Qwest being authorized to provide long distance services in their states.

NOTE TO INVESTORS
Although the company has announced it will be restating its financial statements for 2001 and 2000, until that restatement is completed it will continue to provide a comparison to reported and normalized results for the 2001 period. The comparisons should not be viewed as a confirmation of the previously reported numbers, nor should it be viewed as indicative of the actual trends since the reported numbers for the prior period will be restated. This restatement will also impact the results for the first nine months of 2002.

"Reported" results in the applicable period were prepared in accordance with what the company believed, at the relevant time, were generally accepted accounting principles in the United States (GAAP); however, the company has determined that the results in 2001 were not in accordance with GAAP and is restating those financial statements. In addition, the company has not yet determined the impact of the restatement on the current period. Adjusted or normalized results are not prepared in accordance with GAAP.

"Free cash flow" results reflect cash flow from operations less capital expenditures. For the purpose of this release free cash flow includes cash flow from the QwestDex operations.

"Normalized" results reflect adjustments to eliminate the impacts of non-recurring and non-operating items, which for the relevant periods may include restructuring, merger-related and other charges, gains (losses) on the sale of rural exchanges, gains (losses) on the sale of assets and investments, a depreciation adjustment for access lines returned to service, the write-down of investments, KPNQwest restructuring charges, changes in the market value of financial instruments, gains (losses) on discontinued operations, asset impairments, and gains (losses) on the early retirement of debt. In addition, the company normalized in the second quarter for the increased bad debt reserves associated with the WorldCom, Inc. bankruptcy consistent with other telecommunications providers. For additional details on these adjustments, readers should refer to Attachments C and D.

"Adjusted EBITDA" excludes all items adjusted as a normalizing item. Adjusted EBITDA does not represent cash flow for the periods presented and should not be considered as an alternative to cash flows as a source of liquidity. Qwest's definition of adjusted EBITDA is not necessarily comparable with adjusted EBITDA or similar non-GAAP concepts used by other companies or with similar concepts used in Qwest's debt instruments. Adjusted EBITDA is provided as a complement to the financial results reported in accordance with GAAP and is presented to provide investors additional information concerning the company's operations. The company expects to disclose any differences in the adjusted EBITDA for the three months and four quarters ended September 30, 2002, and the consolidated EBITDA calculation under the credit facility when it is available in its Form 8-K in November 2002.

Certain reclassifications have been made to prior periods to conform to the current presentation.

CONFERENCE CALL TODAY
As previously announced, Qwest will host a conference call for investors and the media today at 9:00 a.m. EST with Richard C. Notebaert, Qwest chairman and CEO and Oren Shaffer, Qwest vice chairman and CFO. The call may be heard on the Web at www.qwest.com/about/investor/meetings.
   -------------------------------------

ABOUT QWEST
Qwest Communications International Inc. (NYSE: Q) is a leading provider of voice, video and data services to more than 25 million customers. The company's 53,000-plus employees are committed to the "Spirit of Service" and providing world-class services that exceed customers' expectations for quality, value and reliability. For more information, please visit the Qwest Web site at www.qwest.com.

                                      # # #

This release may contain projections and other forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by us with the Securities and Exchange Commission, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including but not limited to: the duration and extent of the current economic downturn in our 14-state local service area, including its effect on our customers and suppliers; the effects of our anticipated restatement of historical financial statements including delays in or restrictions on our ability to access the capital markets or other adverse effects to our business and financial position; our substantial indebtedness, and our inability to complete any efforts to de-lever our balance sheet through asset sales or other transactions; any adverse outcome of the SEC's current investigation into our accounting policies, practices and procedures; any adverse outcome of the current investigation by the U.S. Attorney's office in Denver into certain matters relating to us; adverse results of increased review and scrutiny by Congress, regulatory authorities, media and others (including any internal analyses) of financial reporting issues and practices or otherwise; the failure of our chief executive and chief financial officers to provide certain certifications relating to certain public filings; rapid and significant changes in technology and markets; any adverse developments in commercial disputes or legal proceedings, including any adverse outcome of current or future legal proceedings related to matters that are the subject of governmental investigations, and, to the extent not covered by insurance, if any, our inability to satisfy any resulting obligations from funds available to us, if any; our future ability to provide interLATA services within our 14-state local service area; potential fluctuations in quarterly results; volatility of our stock price; intense competition in the markets in which we compete; changes in demand for our products and services; dependence on new product development and acceleration of the deployment of advanced new services, such as broadband data, wireless and video services, which could require substantial expenditure of financial and other resources in excess of contemplated levels; higher than anticipated employee levels, capital expenditures and operating expenses; adverse changes in the regulatory or legislative environment affecting our business; and changes in the outcome of future events from the assumed outcome included in our significant accounting policies.

The information contained in this release is a statement of Qwest's present intention, belief or expectation and is based upon, among other things, the existing regulatory environment, industry conditions, market conditions and prices, the economy in general and Qwest's assumptions. Qwest may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in Qwest's assumptions or otherwise. The cautionary statements contained or referred to in this release should be considered in connection with any subsequent written or oral forward-looking statements that Qwest or persons acting on its behalf may issue. This release may include analysts' estimates and other information prepared by third parties for which Qwest assumes no responsibility.

Qwest undertakes no obligation to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

By including any information in this release, Qwest does not necessarily acknowledge that disclosure of such information is required by applicable law or that the information is material.

The Qwest logo is a registered trademark of, and CyberCenter is a service mark of, Qwest Communications International Inc. in the U.S. and certain other countries.

     Contacts:   Media Contact:                    Investor Contact:
                 --------------                    -----------------
                 Tyler Gronbach                    Stephanie Comfort
                 303-992-2155                      800-567-7296
                 tyler.gronbach@qwest.com          IR@qwest.com


                                                       ATTACHMENT A
                                          QWEST COMMUNICATIONS INTERNATIONAL INC.
                             CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - AS REPORTED (1)
                                          (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
                                                        (UNAUDITED)


                                                Three Months Ended                      Nine Months Ended
                                                   September 30,                           September 30,
                                             ------------------------       %        ------------------------       %
                                                2002          2001        Change        2002          2001        Change
------------------------------------------   ----------    ----------   ----------   ----------    ----------   ----------
REVENUES:
Business services                            $    1,481    $    1,567        (5.5)   $    4,569    $    5,001        (8.6)
Consumer services                                 1,387         1,528        (9.2)        4,203         4,431        (5.1)
Wholesale services                                  905         1,268       (28.6)        2,920         4,415       (33.9)
Network services and other revenue                   24            11       118.2            63            60         5.0
                                             ----------    ----------                ----------    ----------
Total revenues                                    3,797         4,374       (13.2)       11,755        13,907       (15.5)

OPERATING EXPENSES:
Cost of sales                                     1,457         1,569        (7.1)        4,425         4,941       (10.4)
Selling, general and administrative               1,327         1,277         3.9         4,303         3,787        13.6
Depreciation                                      1,067           987         8.1         3,175         2,676        18.6
Depreciation adjustment for access lines
returned to service                                   -             -           -             -           222      (100.0)
Goodwill and other intangible amortization           85           315       (73.0)          255         1,026       (75.1)
Restructuring, merger-related and other
charges                                             117             -           -           117           624       (81.3)
                                             ----------    ----------                ----------    ----------
Operating (loss) income                            (256)          226      (213.3)         (520)          631      (182.4)

OTHER EXPENSE (INCOME):
Interest expense - net                              449           380        18.2         1,315         1,061        23.9
Loss on changes in market value of
financial instruments                                 -             7      (100.0)            -             7      (100.0)
Gain on sales of rural exchanges                      -             -           -             -           (50)      100.0
Loss on sales of investments and
FMV adjustments                                       1             -           -            22             -           -
Investment write-downs                                -             -           -         1,202         3,247       (63.0)
Other expense - net                                   8            17       (52.9)          217            51       325.5
                                             ----------    ----------                ----------    ----------
Total other expense - net                           458           404        13.4         2,756         4,316       (36.1)

                                             ----------    ----------                ----------    ----------
Loss before income taxes, discontinued             (714)         (178)     (301.1)       (3,276)       (3,685)       11.1
operations and extraordinary item
Income tax (benefit) provision                     (387)          104      (472.1)         (873)          108      (908.3)
                                             ----------    ----------                ----------    ----------
Loss from continuing operations                    (327)         (282)      (16.0)       (2,403)       (3,793)       36.6
                                             ----------    ----------                ----------    ----------

DISCONTINUED OPERATIONS:
Income from discontinued operations                 184           229       (19.7)          569           596        (4.5)
Income tax provision                                (71)          (89)      (20.2)         (220)         (232)       (5.2)
                                             ----------    ----------                ----------    ----------
Loss before extraordinary item                     (214)         (142)      (50.7)       (2,054)       (3,429)       40.1
                                             ----------    ----------                ----------    ----------
Extraordinary item - early retirement of
debt, net of tax                                      -             -           -             6           (65)     (109.2)
                                             ----------    ----------                ----------    ----------
NET LOSS                                     $     (214)   $     (142)      (50.7)   $   (2,048)   $   (3,494)       41.4
                                             ==========    ==========                ==========    ==========

Basic loss per share                         $    (0.13)   $    (0.09)      (44.4)   $    (1.22)   $    (2.10)       41.9
                                             ==========    ==========                ==========    ==========

Basic average shares outstanding                  1,688         1,664         1.4         1,677         1,660         1.0
                                             ==========    ==========                ==========    ==========

Diluted loss per share                       $    (0.13)   $    (0.09)      (44.4)   $    (1.22)   $    (2.10)       41.9
                                             ==========    ==========                ==========    ==========

Diluted average shares outstanding                1,688         1,664         1.4         1,677         1,660         1.0
                                             ==========    ==========                ==========    ==========

Dividends per share                          $        -    $        -           -    $        -    $     0.05      (100.0)
                                             ==========    ==========                ==========    ==========

     (1) "Reported" results in the applicable period were prepared in accordance with what the company believed, at the relevant time, were generally accepted accounting principles in the United States (GAAP); however, the company has determined that the results in 2001 were not in accordance with GAAP and is restating those financial statements. In addition, the company has not yet determined the impact of the restatement on the current period.


                                                         ATTACHMENT B

                                            QWEST COMMUNICATIONS INTERNATIONAL INC.
                               CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - NORMALIZED (1)
                                            (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
                                                          (UNAUDITED)


                                                Three Months Ended                         Nine Months Ended
                                                    September 30,                              September 30,
                                             -------------------------       %          -------------------------       %
                                                2002           2001        Change          2002           2001        Change
------------------------------------------   ----------     ----------   ----------     ----------     ----------   ----------
REVENUES:
Business services                            $    1,494     $    1,586         (5.8)    $    4,613     $    5,067       (9.0)
Consumer services                                 1,390          1,531         (9.2)         4,213          4,440       (5.1)
Wholesale services                                  905          1,268        (28.6)         2,920          4,415      (33.9)
Directory services                                  369            371         (0.5)         1,064          1,061        0.3
Network services and other revenue                   21             10        110.0             57             56        1.8
                                             ----------     ----------                  ----------     ----------
Total revenues                                    4,179          4,766        (12.3)        12,867         15,039      (14.4)

OPERATING EXPENSES:
Cost of sales                                     1,576          1,697         (7.1)         4,798          5,343      (10.2)
Selling, general and administrative               1,384          1,304          6.1          4,136          3,905        5.9
                                             ----------     ----------                  ----------     ----------
Adjusted EBITDA (2)                               1,219          1,765        (30.9)         3,933          5,791      (32.1)

Adjusted EBITDA margin                             29.2%          37.0%                       30.6%          38.5%

Depreciation                                      1,071            996          7.5          3,201          2,693       18.9
Goodwill and other intangible amortization           85            315        (73.0)           255          1,026      (75.1)
                                             ----------     ----------                  ----------     ----------
Operating income                                     63            454        (86.1)           477          2,072      (77.0)

OTHER EXPENSE:
Interest expense - net                              455            380         19.7          1,321          1,061       24.5
Other expense  - net                                  8             17        (52.9)           143             51      180.4
                                             ----------     ----------                  ----------     ----------
Total other expense - net                           463            397         16.6          1,464          1,112       31.7
                                             ----------     ----------                  ----------     ----------
(Loss) income before income taxes                  (400)            57       (801.8)          (987)           960     (202.8)

Income tax (benefit) provision                     (142)           195       (172.8)          (357)           752     (147.5)
                                             ----------     ----------                  ----------     ----------
NET (LOSS) INCOME                            $     (258)    $     (138)       (87.0)    $     (630)    $      208     (402.9)
                                             ==========     ==========                  ==========     ==========


Basic (loss) earnings per share              $    (0.15)    $    (0.08)       (87.5)    $    (0.38)    $     0.13     (392.3)
                                             ==========     ==========                  ==========     ==========

Basic average shares outstanding                  1,688          1,664          1.4          1,677          1,660        1.0
                                             ==========     ==========                  ==========     ==========

Diluted (loss) earnings per share            $    (0.15)    $    (0.08)       (87.5)    $    (0.38)    $     0.12     (416.7)
                                             ==========     ==========                  ==========     ==========

Diluted average shares outstanding                1,688          1,664          1.4          1,677          1,673        0.2
                                             ==========     ==========                  ==========     ==========

Diluted cash (loss) earnings per share (3)   $    (0.12)    $     0.08       (250.0)    $    (0.28)    $     0.67     (141.8)
                                             ==========     ==========                  ==========     ==========

     (1) The consolidated normalized statements have been adjusted to eliminate the impacts of non-recurring and non-operating items, which for the relevant periods may include restructuring, merger-related and other charges, asset impairments, a depreciation adjustment for access lines returned to service, gains (losses) on the sale of rural exchanges, gains (losses) on the sale of assets and investments, the write-down of investments, KPNQwest restructuring charges, changes in the market value of financial instruments, gains (losses) on discontinued operations and gains (losses) on the early retirements of debt. In addition, the normalized statements adjust for a charge recorded by the company in the second quarter to increase its bad debt reserves associated with the WorldCom, Inc. bankruptcy. The merger has been accounted for as a purchase transaction. Certain reclassifications have been made to prior periods to conform to the current presentation.

     (2) Adjusted earnings before interest, income taxes, depreciation and amortization ("Adjusted EBITDA") excludes all items adjusted as a normalizing item. Adjusted EBITDA does not represent cash flow for the periods presented and should not be considered as an alternative to cash flows as a source of liquidity. Qwest's definition of adjusted EBITDA is not necessarily comparable with adjusted EBITDA or similar non-GAAP concepts used by other companies or with similar concepts used in Qwest's debt instruments. Adjusted EBITDA is provided as a complement to the financial results reported in accordance with GAAP and is presented to provide investors additional information concerning the company's operations. The company expects to disclose any differences in the adjusted EBITDA for the three months and four quarters ended September 30, 2002 and the Consolidated EBITDA calculation under the credit facility when it is available in its Form 8-K in November 2002.
     (3) Diluted cash (loss) earnings per share represent diluted (loss) earnings per share adjusted to add back the after-tax amortization of goodwill and other intangible assets.


                                                           ATTACHMENT C

                                              QWEST COMMUNICATIONS INTERNATIONAL INC.
                                      CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (1) (4)
                                              (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
                                                            (UNAUDITED)


                                                       Three Months Ended                            Three Months Ended
                                                       September 30, 2002                            September 30, 2001
                                           -----------------------------------------     -----------------------------------------
                                               As                                            As
                                             Reported     Normalized     Normalized        Reported     Normalized     Normalized
                                             Results      Adjustments      Results         Results      Adjustments      Results
----------------------------------------   -----------    -----------    -----------     -----------    -----------    -----------
REVENUES:
Business services                          $     1,481    $        13    $     1,494     $     1,567    $        19    $     1,586
Consumer services                                1,387              3          1,390           1,528              3          1,531
Wholesale services                                 905              -            905           1,268              -          1,268
Directory services                                   -            369            369               -            371            371
Network services and other revenue                  24             (3)            21              11             (1)            10
                                           -----------    -----------    -----------     -----------    -----------    -----------
Total revenues                                   3,797            382          4,179           4,374            392          4,766

OPERATING EXPENSES:
Cost of sales                                    1,457            119          1,576           1,569            128          1,697
Selling, general and administrative              1,327             57          1,384           1,277             27          1,304
                                           -----------    -----------    -----------     -----------    -----------    -----------
Adjusted EBITDA (2)                                                            1,219                                         1,765

Adjusted EBITDA margin                                                          29.2%                                         37.0%

Depreciation                                     1,067              4          1,071             987              9            996
Depreciation adjustment for access
lines returned to service                            -              -              -               -              -              -
Goodwill and other intangible
amortization                                        85              -             85             315              -            315
Restructuring, merger-related and other
charges                                            117           (117)             -               -              -              -
                                           -----------    -----------    -----------     -----------    -----------    -----------
Operating income                                  (256)           319             63             226            228            454

OTHER EXPENSE (INCOME):
Interest expense - net                             449              6            455             380              -            380
Loss on changes in market value of
financial instruments                                -              -              -               7             (7)             -
Loss on sales of investments and
   FMV adjustments                                   1             (1)             -               -              -              -
Other expense - net                                  8              -              8              17              -             17
                                           -----------    -----------    -----------     -----------    -----------    -----------
Total other expense - net                          458              5            463             404             (7)           397

                                           -----------    -----------    -----------     -----------    -----------    -----------
(Loss) income before income taxes,                (714)           314           (400)           (178)           235             57
discontinued operations and
extraordinary item
Income tax (benefit) provision                    (387)           245           (142)            104             91            195
                                           -----------    -----------    -----------     -----------    -----------    -----------
(Loss) income from continuing
    operations                                    (327)            69           (258)           (282)           144           (138)
                                           -----------    -----------    -----------     -----------    -----------    -----------

DISCONTINUED OPERATIONS:
Income from discontinued operations                184           (184)             -             229           (229)             -
Income tax provision                               (71)            71              -             (89)            89              -
                                           -----------    -----------    -----------     -----------    -----------    -----------
NET (LOSS) INCOME                          $      (214)           (44)          (258)    $      (142)             4           (138)
                                           ===========    ===========    ===========     ===========    ===========    ===========

Basic loss per share                       $     (0.13)                  $     (0.15)    $     (0.09)                  $     (0.08)
                                           ===========                   ===========     ===========                   ===========

Basic average shares outstanding                 1,688                         1,688           1,664                         1,664
                                           ===========                   ===========     ===========                   ===========

Diluted loss per share                     $     (0.13)                  $     (0.15)    $     (0.09)                  $     (0.08)
                                           ===========                   ===========     ===========                   ===========

Diluted average shares outstanding               1,688                         1,688           1,664                         1,664
                                           ===========                   ===========     ===========                   ===========

Diluted cash (loss) earnings per share (3)                               $     (0.12)                                  $      0.08
                                                                         ===========                                   ===========

     (1) The consolidated normalized statements have been adjusted to eliminate the impacts of non-recurring and non-operating items, which for the relevant periods may include restructuring, merger-related and other charges, asset impairments, a depreciation adjustment for access lines returned to service, gains (losses) on the sale of rural exchanges, gains (losses) on the sale of assets and investments, the write-down of investments, KPNQwest restructuring charges, changes in the market value of financial instruments, gains (losses) on discontinued operations and gains (losses) on the early retirements of debt. The merger has been accounted for as a purchase transaction. Certain reclassifications have been made to prior periods to conform to the current presentation.
     (2) Adjusted earnings before interest, income taxes, depreciation and amortization ("Adjusted EBITDA") excludes all items adjusted as a normalizing item. Adjusted EBITDA does not represent cash flow for the periods presented and should not be considered as an alternative to cash flows as a source of liquidity. Qwest's definition of adjusted EBITDA is not necessarily comparable with adjusted EBITDA or similar non-GAAP concepts used by other companies or with similar concepts used in Qwest's debt instruments. Adjusted EBITDA is provided as a complement to the financial results reported in accordance with GAAP and is presented to provide investors additional information concerning the company's operations. The company expects to disclose any differences in the adjusted EBITDA for the three months and four quarters ended September 30, 2002 and the Consolidated EBITDA calculation under the credit facility when it is available in its Form 8-K in November 2002.
     (3) Diluted cash (loss) earnings per share represent diluted (loss) earnings per share adjusted to add back the after-tax amortization of goodwill and other intangible assets.
     (4) "Reported" results in the applicable period were prepared in accordance with what the company believed, at the relevant time, were generally accepted accounting principles in the United States (GAAP); however, the company has determined that the results in 2001 were not in accordance with GAAP and is restating those financial statements. In addition, the company has not yet determined the impact of the restatement on the current period.

                                  ATTACHMENT D
                     QWEST COMMUNICATIONS INTERNATIONAL INC.
             CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (1) (4)
                     (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

                                                    Nine Months Ended                           Nine Months Ended
                                                   September 30, 2002                          September 30, 2001
                                        ------------------------------------------  ------------------------------------------
                                            As                                          As
                                         Reported       Normalized     Normalized    Reported      Normalized     Normalized
                                          Results      Adjustments       Results      Results     Adjustments      Results
--------------------------------------  -----------    ------------   ------------  ----------    ------------  --------------
REVENUES:
Business services                       $    4,569     $        44    $     4,613   $   5,001     $        66   $       5,067
Consumer services                            4,203              10          4,213       4,431               9           4,440
Wholesale services                           2,920               -          2,920       4,415               -           4,415
Directory services                               -           1,064          1,064           -           1,061           1,061
Network services and other revenue              63              (6)            57          60              (4)             56
                                        ----------     -----------    -----------   ---------     -----------   -------------
Total revenues                              11,755           1,112         12,867      13,907           1,132          15,039

OPERATING EXPENSES:
Cost of sales                                4,425             373          4,798       4,941             402           5,343
Selling, general and administrative          4,303            (167)         4,136       3,787             118           3,905
                                        ----------     -----------    -----------   ---------     -----------   -------------
Adjusted EBITDA (2)                                                         3,933                                       5,791
Adjusted EBITDA margin                                                      30.6%                                       38.5%

Depreciation                                 3,175              26          3,201       2,676              17           2,693
Depreciation adjustment for
access lines returned to service                 -               -              -         222            (222)              -
Goodwill and other intangible
amortization                                   255               -            255       1,026               -           1,026
Restructuring, merger-related and
other charges                                  117            (117)             -         624            (624)              -
                                        ----------     -----------    -----------   ---------     -----------   -------------
Operating income                              (520)            997            477         631           1,441           2,072

OTHER EXPENSE (INCOME):
Interest expense - net                       1,315               6          1,321       1,061               -           1,061
Loss on changes on market value
of financial instruments                                                                    7              (7)              -
Gain on sales of rural
exchanges and fixed assets                       -               -              -         (50)             50               -
Loss on sales of investments and
FMV adjustments                                 22             (22)             -           -               -               -
Investment write-downs                       1,202          (1,202)             -       3,247          (3,247)              -
Other expense - net                            217             (74)           143          51               -              51
                                        ----------     -----------    -----------   ---------     -----------   -------------
Total other expense - net                    2,756          (1,292)         1,464       4,316          (3,204)          1,112
                                        ----------     -----------    -----------   ---------     -----------   -------------
(Loss) income before income taxes,
discontinued operations and
extraordinary item                          (3,276)          2,289           (987)     (3,685)          4,645             960
Income tax (benefit) provision                (873)            516           (357)        108             644             752
                                        ----------     -----------    -----------   ---------     -----------   -------------
(Loss) income from continuing
   operations                               (2,403)          1,773           (630)     (3,793)          4,001             208
                                        ----------     -----------    -----------   ---------     -----------   -------------

DISCONTINUED OPERATIONS:
Income from discontinued operations            569            (569)             -         596            (596)              -
Income tax provision                          (220)            220              -        (232)            232               -
                                        ----------     -----------    -----------   ---------     -----------   -------------
(Loss) income before extraordinary
item                                        (2,054)          1,424           (630)     (3,429)          3,637             208
                                        ----------     -----------    -----------   ---------     -----------   -------------
Extraordinary item - early
retirement of debt, net of tax                   6              (6)             -         (65)             65               -
                                        ----------     -----------    -----------   ---------     -----------   -------------
NET (LOSS) INCOME                       $   (2,048)    $     1,418    $      (630)  $  (3,494)    $     3,702   $         208
                                        ==========     ===========    ===========   =========     ===========   =============

Basic (loss) earnings per share         $    (1.22)                   $     (0.38)  $   (2.10)                  $        0.13
                                        ==========                    ===========   =========                   =============

Basic average shares outstanding             1,677                          1,677       1,660                           1,660
                                        ==========                    ===========   =========                   =============
Diluted (loss) earnings per share       $    (1.22)                   $     (0.38)  $   (2.10)                  $        0.12
                                        ==========                    ===========   =========                   =============

Diluted average shares outstanding           1,677                          1,677       1,660                           1,673
                                        ==========                    ===========   =========                   =============
Diluted cash (loss) earnings per                                      $     (0.28)                              $        0.67
share (3)                                                             ===========                               =============

(1) The consolidated normalized statements have been adjusted to eliminate the impacts of non-recurring and non-operating items, which for the relevant periods may include restructuring, merger-related and other charges, asset impairments, a depreciation adjustment for access lines returned to service, gains (losses) on the sale of rural exchanges, gains (losses) on the sale of assets and investments, the write-down of investments, KPNQwest restructuring charges, changes in the market value of financial instruments, gains (losses) on discontinued operations and gains (losses) on the early retirements of debt. In addition, the normalized statements adjust for a charge recorded by the company in the second quarter to increase its bad debt reserves associated with the WorldCom, Inc. bankruptcy. The merger has been accounted for as a purchase transaction. Certain reclassifications have been made to prior periods to conform to the current presentation.

(2) Adjusted earnings before interest, income taxes, depreciation and amortization ("Adjusted EBITDA") excludes all items adjusted as a normalizing item. Adjusted EBITDA does not represent cash flow for the periods presented and should not be considered as an alternative to cash flows as a source of liquidity. Qwest's definition of adjusted EBITDA is not necessarily comparable with adjusted EBITDA or similar non-GAAP concepts used by other companies or with similar concepts used in Qwest's debt instruments. Adjusted EBITDA is provided as a complement to the financial results reported in accordance with GAAP and is presented to provide investors additional information concerning the company's operations. The company expects to disclose any differences in the adjusted EBITDA for the three months and four quarters ended September 30, 2002 and the Consolidated EBITDA calculation under the credit facility when it is available in its Form 8-K in November 2002.

(3) Diluted cash (loss) earnings per share represent diluted (loss) earnings per share adjusted to add back the after-tax amortization of goodwill and other intangible assets.

(4) "Reported" results in the applicable period were prepared in accordance with what the company believed, at the relevant time, were generally accepted accounting principles in the United States (GAAP); however, the company has determined that the results in 2001 were not in accordance with GAAP and is restating those financial statements. In addition, the company has not yet determined the impact of the restatement on the current period.

                                  ATTACHMENT E

                     QWEST COMMUNICATIONS INTERNATIONAL INC.
                         SELECTED CONSOLIDATED DATA (5)
                                   (UNAUDITED)

                                                           As of and for the
                                                          Three Months Ended
                                                             September 30,
                                                       --------------------------          %
                                                          2002            2001          Change
                                                       ----------      ----------     ----------

Free cash flow (in millions) (1)                       $       53      $   (1,352)         NM

Capital expenditures (in millions)                     $      504      $    2,232        (77.4%)

Total employees                                            53,133          65,309        (18.6%)

DSL:
  Out-of-region subscribers (in thousands)                     25              15         66.7%
  In-region subscribers (in thousands)                        500             391         27.9%
     Qualified households/businesses (in millions)            4.0             3.7          8.1%
     DSL equipped central offices                             392             318         23.3%
     Subscribers per equipped central office                1,276           1,228          3.9%

Wireless/PCS:
     Revenues (in millions)                            $      179      $      203        (11.8%)
     Subscribers (in thousands)                             1,084           1,071          1.2%
     ARPU (in dollars)                                 $       47      $       55        (14.5%)
     Cost per gross addition (CPGA)                    $      229      $      321        (28.7%)
     Penetration                                             4.95%           5.01%        (1.2%)

Access lines (in thousands): (2)
  Business
      Retail (3)                                            5,107           5,344         (4.4%)
      Resale                                                   77             169        (54.4%)
      UNE-P                                                   498             459          8.5%
      Unbundled Loop                                          437             273         60.1%
                                                       ----------      ----------
          Total Business                                    6,119           6,245         (2.0%)
                                                       ----------      ----------

  Consumer
      Primary line                                          9,323           9,769         (4.6%)
      Additional line                                       1,632           1,793         (9.0%)
      Public line (4)                                         122             153        (20.3%)
                                                       ----------      ----------
          Total Consumer                                   11,077          11,715         (5.4%)
                                                       ----------      ----------
          Total access lines                               17,196          17,960         (4.3%)
                                                       ==========      ==========

Minutes of use from Carriers and CLECs (in
millions)                                                  15,993          17,673         (9.5%)

Voice grade equivalent access lines (in
thousands): (2)
  Business                                                 50,959          44,082         15.6%
  Consumer                                                 12,597          12,807         (1.6%)
                                                       ----------      ----------
      Total voice grade equivalents                        63,556          56,889         11.7%
                                                       ==========      ==========

(1) Free cash flow is calculated as cash provided (used) from operation, less capital expenditures. Please note that this calculation includes the operations of DEX, while the cash flow presented on Attachment H does not.

(2) Access line and voice grade equivalent data has been adjusted for prior periods to conform to the current period presentation. A voice-grade equivalent is the amount of capacity required to carry one telephone call. A voice-grade equivalent line is the outcome of measuring all residential and business access lines, and private line channel terminations as if they were converted to single access lines that have the ability to transmit and receive only one voice transmission at a time.

(3) Business retail access line counts include lines sold to interexchamge carriers at retail rates, however the revenue for these lines is accounted for in our Wholesale segment.

(4)  Consumer public access lines represent lines serving public payphones.

(5) "Reported" results in the applicable period were prepared in accordance with what the company believed, at the relevant time, were generally accepted accounting principles in the United States (GAAP); however, the company has determined that the results in 2001 were not in accordance with GAAP and is restating those financial statements. In addition, the company has not yet determined the impact of the restatement on the current period.

                                  ATTACHMENT F

                     QWEST COMMUNICATIONS INTERNATIONAL INC.
                   SELECTED CONSOLIDATED DATA - NORMALIZED (1)
                              (DOLLARS IN MILLIONS)
                                   (UNAUDITED)

     The following table shows a breakdown of revenues by major products and services for the three primary segments:

                                       Business services        Consumer services       Wholesale services
                                         Three months              Three months            Three months
                                      ended September 30,      ended September 30,      ended September 30,
                                   ---------------------------------------------------------------------------
Services & products:                  2002         2001         2002         2001         2002         2001
--------------------               ----------   ----------   ----------   ----------   ----------   ----------
IP & data services                 $      561   $      565   $       49   $       57   $      340   $      428
Optical capacity asset sales                -            -            -            -            -          133
IP equipment and other                      -            -            -            -            -            -
                                   ----------   ----------   ----------   ----------   ----------   ----------
   Total IP & data                        561          565           49           57          340          561

Voice - long distance                     226          244           77          142          218          247
Voice - local                             671          742        1,093        1,145          342          430
Wireless                                   20           26          159          176            -            1
Other                                      16            9           12           11            5           29
                                   ----------   ----------   ----------   ----------   ----------   ----------
   Total                           $    1,494   $    1,586   $    1,390   $    1,531   $      905   $    1,268
                                   ==========   ==========   ==========   ==========   ==========   ==========

(1) "Reported" results in the applicable period were prepared in accordance with what the company believed, at the relevant time, were generally accepted accounting principles in the United States (GAAP); however, the company has determined that the results in 2001 were not in accordance with GAAP and is restating those financial statements. In addition, the company has not yet determined the impact of the restatement on the current period.

                                  ATTACHMENT G
                     QWEST COMMUNICATIONS INTERNATIONAL INC.
                    CONDENSED CONSOLIDATED BALANCE SHEETS (1)
                              (DOLLARS IN MILLIONS)


                                                   September 30,    December 31,
                                                        2002            2001
------------------------------------------------   -------------   -------------
                                                    (Unaudited)
ASSETS
Current assets:
Cash and cash equivalents                          $      1,133     $        257
Accounts receivable - net                                 2,971            3,725
Inventories and supplies                                     96              170
Prepaid and other                                           770              504
Assets held for sale                                        820              914
                                                   ------------     ------------
    Total current assets                                  5,790            5,570

Property, plant and equipment - net                      29,180           30,165
Investments                                                  47            1,400
Goodwill and intangibles - net                           34,384           34,523
Other assets                                              2,303            2,123
                                                   ------------     ------------

    Total assets                                   $     71,704     $     73,781
                                                   ============     ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings                              $      2,388     $      4,805
Accounts payable                                          1,063            1,488
Accrued expenses and other current liabilities            2,413            3,237
Advance billings and customer deposits                      386              391
Liabilities held for sale                                   191               98
                                                   ------------     ------------
    Total current liabilities                             6,441           10,019


Long-term borrowings                                     23,742           20,197
Post-retirement and other post-employment
   benefit obligations                                    2,816            2,893
Deferred taxes, credits and other                         3,970            4,017

Stockholders' equity                                     34,735           36,655
                                                   ------------     ------------

    Total liabilities and stockholders' equity     $     71,704     $     73,781
                                                   ============     ============

(1) "Reported" results in the applicable period were prepared in accordance with what the company believed, at the relevant time, were generally accepted accounting principles in the United States (GAAP); however, the company has determined that the results in 2001 were not in accordance with GAAP and is restating those financial statements. In addition, the company has not yet determined the impact of the restatement on the current period.

                                  ATTACHMENT H
                     QWEST COMMUNICATIONS INTERNATIONAL INC.
               CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (1)
                              (DOLLARS IN MILLIONS)
                                   (UNAUDITED)

                                                                          Nine Months Ended
                                                                            September 30,
                                                                        2002             2001
                                                                    -----------      -----------
OPERATING ACTIVITIES:
Net Loss:                                                           $    (2,048)     $    (3,494)
Adjustments to net loss:
    Income from discontinued operations, net of income taxes               (349)            (364)
    Depreciation and amortization                                         3,430            3,924
    Loss on sale of investments and fair value adjustments, net              22                -
    Non-Cash Merger-related charges                                         118              480
    Provision for bad debts                                                 581              405
    Asset impairment charge                                               1,339            3,247
    Equity loss on investments                                              155               74
    Deferred Income taxes                                                  (294)             829
    (Gain) loss on sales of rural exchanges and fixed assets                  5              (50)
    (Gain) loss on early retirement of debt, net                             (6)              65
Changes in operating assets and liabilities:
    Accounts receivable                                                     161             (875)
    Inventories, supplies, prepaids and other current assets                 58             (501)
    Accounts payable, accrued expenses and advance billings              (1,066)            (444)
    Restructuring and Merger-related reserves                              (370)            (443)
Other                                                                        53              156
                                                                    -----------      -----------

Cash provided by operating activities                                     1,789            3,009
                                                                    -----------      -----------

INVESTING ACTIVITIES FROM CONTINUING OPERATIONS:
Expenditures for property, plant and equipment                           (2,318)          (7,791)
Other                                                                        63              (24)
                                                                    -----------      -----------
Cash used for investing activities                                       (2,255)          (7,815)
                                                                    -----------      -----------

FINANCING ACTIVITIES FROM CONTINUING OPERATIONS:
Net proceeds from current borrowings                                        809              968
Proceeds from issuance of long-term borrowings                            1,476            6,937
Repayments of long-term borrowings                                       (1,117)          (2,269)
Cash restricted for the repayment of short-term borrowings                 (107)               -
Costs relating to the early retirement of debt                                -             (106)
Proceeds from issuances of common stock                                      12              296
Repurchase of stock                                                         (12)          (1,000)
Dividends paid on common stock                                                -              (83)
Debt issuance costs                                                        (152)             (41)
                                                                    -----------      -----------
Cash provided by financing activities                                       909            4,702
                                                                    -----------      -----------

CASH AND CASH EQUIVALENTS:
Increase                                                                    443             (104)
Net cash generated by (used in) discontinued operations                     433              375
Beginning balance                                                           257              154
                                                                    -----------      -----------
Ending balance                                                      $     1,133      $       425
                                                                    ===========      ===========

(1) "Reported" results in the applicable period were prepared in accordance with what the company believed, at the relevant time, were generally accepted accounting principles in the United States (GAAP); however, the company has determined that the results in 2001 were not in accordance with GAAP and is restating those financial statements. In addition, the company has not yet determined the impact of the restatement on the current period.